TRADITIONAL INCOME BENEFIT ENDORSEMENT


This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supplements the section of the Contract entitled "Annuity Provisions".



INCOME BENEFIT: The income benefit guarantees that the Contract Owner may annuitize the Contract on any Contract Anniversary, beginning with the 7th Contract Anniversary, with a payout to be determined by the greater of:

1.   Current payout rates applied to the current Adjusted Contract Value; or

2.   Guaranteed  payout rates applied to the  Guaranteed  Minimum Income Benefit
     (GMIB).

The GMIB is equal to Purchase Payments reduced by each withdrawal's percentage of the Contract Value withdrawn, including any Contingent Deferred Sales Charge.


The GMIB is effective only when the Contract is annuitized within 30 days following a Contract Anniversary.




                 Allianz Life Insurance Company of North America

     /s/ MICHAEL T. WESTERMEYER              /s/ LOWELL C. ANDERSON
     ----------------------------      -----------------------------------------
     Vice President and Secretary      Chairman of the Board, President, and CEO